Exhibit 4.1(b)

AMENDMENT TO

FORM OF CONVERTIBLE PROMISSORY NOTE

This AMENDMENT TO FORM OF CONVERTIBLE PROMISSORY NOTE (the “Amended Note”) is made and entered into as of August 31, 2023, by and among:

1.
Aeolus Robotics Corporation, a company duly organized and validly existing under the laws of the Cayman Islands (the “Company”); and
2.
GigaMedia Limited, a company duly organized and validly existing under the laws of Singapore (the “Holder”).

Each of the Company and the Holder is hereinafter referred to individually a “Party” and collectively, the “Parties”.

WITNESSETH

WHEREAS, the Company and the Holder entered into the Convertible Note Purchase Agreement effective as of August 31, 2020 (the “Agreement”), which is the Company issued a Form of Convertible Promissory Note (the “Note”) dated August 31, 2020 to the Holder, in the principal amount of ten million U.S. dollars (US$10,000,000.00) (the “Principal Amount”).

WHEREAS, the Company and the Holder entered into the SERIES B PREFERRED SHARES PURCHASE AGREEMENT on October 22, 2021, which is the Holder has exercised its right of conversion under the Note in the amount of US$2,000,000.00 into 735,835 shares of the Series B Preferred Shares of the Company (the “Conversion”) at the convention of US$2.718 per share effective December 30, 2021. After the Conversion, the outstanding Principal Amount under the Note is US$8,000,000.00.

WHEREAS, the Parties agree that the Closing of the Agreement shall be revised to the date of execution of this Amended Note by all Parties, and desire to amend the Note to extend the Maturity Date and make the further amendments as set forth in this Amended Note.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the Parties hereto agree as follows:

1.
Principal Reduction Payment.

The Company shall make payment for the portion of outstanding Principal Amount on the Note in the amount of US$1,000,000.00 within three (3) business days after the execution of this Amended Note by all Parties.

2.
Approval.

This Amended Note is conditioned on the payment by the Company to the account of the Holder of (i) accrued and unpaid interest on the unpaid Principal Amount of the Note due through August 30, 2023 in the amount of US$480,000.00 (the “Accrued Interest”) within three (3) business days after the execution of this Amended

Note by all Parties, and (ii) the Principal Reduction Payment in the amount of US$1,000,000.00.

3.
Amendments to the Note.
(a)
The Section 1 of the Note is hereby deleted in its entirety and replaced with the following new Section 1:

“1. Interest. Subject to Section 4 hereof, the interest (the “Interest”) shall accrue from the date of execution of this Amended Note by all Parties on the unpaid Principal Amount at a rate of four percent (4%) on an annual non-compound basis, computed on the basis of actual calendar days elapsed and a year of 365 days, subject to the terms and conditions of this Note.”

(b)
The Section 2 of the Note is hereby deleted in its entirety and replaced with the following new Section 2

“2. Maturity and Extension. The outstanding Principal Amount plus all accrued and unpaid Interest thereon shall be due and payable on the day which is eighteen (18) months from the date of execution of this Amended Note by all Parties (the “Original Maturity Date”), except and to the extent all or a portion of this Amended Note shall have been previously repaid, redeemed or converted pursuant to Section 3 and 4 hereof. The Original Maturity Date may be extended for an additional twelve (12) months by the Company at its sole discretion by giving written notice to the Holder at least thirty (30) days prior to the Original Maturity Date (the last day of such extended period of the Amended Note is referred to as the “Extended Maturity Date.”) (The Extended Maturity Date together with the Original Maturity Date shall be collectively referred to as the “Maturity Date”).”

(c)
The Section 4.(a) of the Note is hereby deleted in its entirety and replaced with the following new Section 4.(a):

“4.(a) Automatic Conversion. Upon the date of filing formal application of a Qualified IPO (as defined in the Company’s Seventh Amended and Restated Memorandum and Articles of Association) or an earlier date as reasonably requested by the lead underwriter(s) of such Qualified IPO, which occurs on or before the Maturity Date, this Amended Note shall automatically be converted into Ordinary Shares at a conversion price at the lower of (i) one dollar and a quarter U.S. dollars (US$1.25) per share (the “Conversion Price”), or (ii) equal to eighty percent (80%) of the initial public offering price per share.”

(d)
The Section 4.(b)(i) of the Note is hereby deleted in its entirety and replaced with the following new Section 4.(b)(i):

“4.(b)(i) Qualified Financing. Except and to the extent prepaid or converted earlier pursuant to Section 3 or 4 hereof, in the nearest next round equity financing on or before the Maturity Date where the Company contemplates to issue and sell any preferred shares of the Company to any third party (the “Qualified Financing”; for the avoidance of doubt, the Qualified Financing shall in no event include the Company’s issuance and sale of further Series A Preferred Shares, Series B Financing and A-NDC Preferred Shares), at the option and discretion of the Holder, the Holder may elect to convert all or any part of the outstanding Principal Amount of this Amended Note into the preferred shares to be issued at such Qualified Financing (the “Preferred Shares”), among which (i) fifty percent (50%) of such outstanding Principal Amount shall be converted at a conversion price equal to sixty percent (60%) of the purchase price offered to the investors in such Qualified Financing or the Conversion Price (US$1.25), whichever is lower, and (ii) fifty percent (50%) of such outstanding Principal Amount shall be converted at a conversion price equal to one hundred percent (100%) of the purchase price offered to the investors in such Qualified Financing or the Conversion Price (US$1.25), whichever is lower.”

(e)
The Section 5.(a)(i) of the Note is hereby deleted in its entirety and replaced with the following new Section 5.(a)(i):

“5.(a)(i) the default by the Company in the payment of the aggregate outstanding Principal Amount and Interest when due and payable and such failure continues for a period of five (5) days;”

4.
Effectiveness of Amendments.

The amendments in this Amended Note shall become effective immediately and without further action at the time (the “Effective Time”) of payment by the Company of the Principal Reduction Payment and Accrued Interest.

5.
Affirmation of the Note.

The Company and the Holder each acknowledge and affirm that the Amended Note, as hereby amended, is hereby ratified and confirmed in all respects; and all terms, conditions, and provisions of the Agreement and the Note, except as amended by this Amended Note, shall remain unmodified and in full force and effect.

6.
Headings.

The headings of various sections of this Amended Note are for reference only and shall not be deemed to be a part of this Amended Note.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this AMENDMENT TO FORM OF CONVERTIBLE PROMISSORY NOTE to be duly executed as of the date first above written.

Company:

Aeolus Robotics Corporation

By: /s/ Tsong Jung Lee

Name: Tsong Jung Lee

Title: DIRECTOR

Holder:

GigaMedia Limited

By: /s/ HUANG, CHENG-MING

Name: HUANG, CHENG-MING

Title: Chief Executive Officer

[Signature Page to Amendment to Form of Convertible Promissory Note]